Pursuant to Rule 424(b)(3)

Registration No. 333-33814

Supplement dated November 19, 2004

to the Prospectus Dated April 12, 2000

and Prospectus Supplement Dated May 31, 2000

Marshall & Ilsley Corporation

Medium-Term Notes, Series E

Due from 9 Months to 30 Years

We have terminated the offering of our Medium-Term Notes, Series E effective November 19, 2004.  As of November 19, 2004, we sold Medium-Term Notes, Series E having an aggregate value of $431.0 million.  The aggregate principal amount of Medium-Term Notes, Series E that were offered pursuant to the prospectus dated May 31, 2000 but have not been sold will be offered at a later date as part of a new series of debt securities under our above-referenced registration statement on Form S-3.